UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

Form 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT: OCTOBER 5, 2007
(Date of earliest event reported)
Commission file number 000-04065

Lancaster Colony Corporation
(Exact name of registrant as specified in its charter)

Ohio (State or other jurisdiction of incorporation or organization)	13-1955943 (I.R.S. Employer Identification No.)

37 West Broad Street Columbus, Ohio (Address of principal executive offices)	43215 (Zip Code)
614-224-7141
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement
     On October 5, 2007, Lancaster Colony Corporation (the “Company”) entered into a new credit facility (the “Agreement”) with the Lenders named in the Agreement and JPMorgan Chase Bank, N.A. as Agent and Issuing Bank (the “Issuing Bank”). The Agreement replaced the Company’s existing bank credit agreement.
     The Agreement provides that the Company may borrow, for the five-year term of the agreement, on a revolving credit basis, up to a maximum of $160 million at any one time, with potential to expand the total credit availability to $260 million based on consent of the Issuing Bank and certain other conditions. All outstanding amounts under the Agreement are due and payable no later than October 5, 2012. Interest is variable based upon formulas tied to LIBOR or an alternative base rate defined in the Agreement, at the Company’s option. The Agreement contains certain restrictive covenants, including limitations on indebtedness, asset sales and acquisitions and financial covenants relating to interest coverage and leverage. Loans may be used for general corporate purposes. The Company’s obligations under the Agreement are not secured. At October 5, 2007, there was $87.5 million in borrowings outstanding under the Agreement.
     The foregoing description of the Agreement is qualified in its entirety by reference to the terms and conditions contained in the Agreement, a copy of which is filed as Exhibit 4.1 and attached hereto.

Item 1.02	Termination of a Material Definitive Agreement
     On October 5, 2007, the Company replaced its existing bank credit agreement with the Agreement referred to in Item 1.01 above.

Item 2.03	Creation of a Direct Financial Obligation or Obligation under an Off-Balance Sheet Arrangement of a Registrant
     The information provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated into this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits
(c)	Exhibits:
4.1	Credit Agreement dated as of October 5, 2007 among Lancaster Colony Corporation, the Lenders and JPMorgan Chase Bank, N.A. as Agent

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lancaster Colony Corporation
(Registrant)

Date: October 11, 2007	By:	/s/ John L. Boylan
John L. Boylan
Treasurer, Vice President, Assistant Secretary and Chief Financial Officer (Principal Financial and Accounting Officer)

INDEX TO EXHIBITS

Exhibit
Number	Description	Located at

4.1	Credit Agreement dated as of October 5, 2007 among Lancaster Colony Corporation, the Lenders and JPMorgan Chase Bank, N.A. as Agent	Filed herewith